UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report: May 9, 2011

Trimble Navigation Limited

(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Combination Agreement

On May 8, 2011, Trimble Navigation Limited (the “Company”) and Tekla Corporation, a public limited company incorporated and existing under the laws of Finland with its sole class of equity listed on the NASDAQ OMX Helsinki stock exchange (“Tekla”), entered into a Combination Agreement (the “Combination Agreement”), pursuant to which the Company will, indirectly through a Finnish wholly-owned subsidiary, offer to acquire all of the outstanding shares in Tekla through a public tender offer (the “Transaction”), and, if necessary, through subsequent compulsory redemption proceedings in accordance with the Finnish Companies Act.

Transaction Consideration. Pursuant to the terms and conditions of the Combination Agreement, the consideration offered by the Company for all issued and outstanding shares of Tekla in the Transaction is EUR 15.00 per share in cash representing an aggregate equity purchase price of approximately EUR 337 million (or approximately $489 million), and an enterprise value of EUR 311 million (or approximately $451 million). Prior to the completion of the Transaction, Tekla’s board of directors may, pursuant to authorization granted to it at its annual general shareholders meeting held on April 6, 2011, distribute dividends or other funds to Tekla’s shareholders in an amount up to EUR 18.0 million. If such a distribution occurs, the per share price paid by the Company in the Transaction would be proportionately reduced.

Representations, Warranties and Covenants. The Combination Agreement contains representations, warranties and covenants by the parties that are customary for a transaction of this nature.

Recommendation by Tekla Board of Directors. The Combination Agreement provides that, having evaluated the terms and conditions of the Transaction, the disinterested members of the Board of Directors of Tekla unanimously recommend that holders of outstanding Tekla shares accept the terms of the Transaction and tender their outstanding shares on the terms and conditions thereto.

Closing Conditions. The obligation of the Company to accept the tendered shares, and otherwise complete the Transaction, is subject to certain conditions, including, among others (i) the valid tender to the Company of at least 90 percent of the issued and outstanding shares of Tekla on a fully diluted basis; (ii) the receipt of all applicable regulatory permits and consents, (iii) no event, circumstance or change reasonably expected to result in a material adverse change to Tekla, (iv) the recommendation of the Tekla’s board of directors in support of the Transaction is in force and has not been amended; and (v) no competing offer has been made for the issued and outstanding shares of Tekla.

Termination. The Combination Agreement may be terminated and the Transaction rescinded with immediate effect at any time prior to closing only (i) by mutual consent of the parties, (ii) by either party upon a material breach of the other party, (iii) by either party if Tekla’s board of directors has withdrawn, modified or changed its recommendation concerning the Transaction in compliance with the provisions of the Combination Agreement, (iv) by either party if the closing of the Transaction has not occurred on or before October 31, 2011 or (v) by either party if the conditions for completion of the Transaction have not been satisfied or waived by the Company in accordance with the terms and conditions of the Combination Agreement. If the Combination Agreement is terminated by Tekla pursuant to its withdrawing, modifying or changing its board of directors’

recommendation concerning the Transaction, Tekla shall nevertheless be bound by provisions in the Combination Agreement concerning access of the Company to certain Tekla information, and to treatment of the Company on terms equal to those applied with respect to any possible competing offer.

Governing Law. The Combination Agreement is governed by and construed in accordance with the laws of Finland.

Irrevocable Undertaking

On May 8, 2011, the Company and Gerako Oy, Tekla’s largest shareholder holding approximately 38% of its shares and voting power (“Gerako”), entered into an Irrevocable Undertaking (the “Irrevocable Undertaking”), pursuant to which Gerako has given an irrevocable and unconditional agreement to tender its Tekla shares to the Company in accordance with the terms of the documents governing the Transaction. Mr. Ari Kohonen, Tekla’s chief executive officer and board member, is the chairman of the board of Gerako.

Further, in the Irrevocable Undertaking, Gerako irrevocably agrees not to (i) offer, sell or otherwise dispose of any of its Tekla shares except to the Company, (ii) solicit or accept any other offer in respect of any of its Tekla shares, (iii) solicit proposals or offers from third parties for the acquisition of all of its Tekla shares, (iv) take any action or make any statement, which could prejudice the Transaction, or (v) withdraw its acceptance of the offer made by the Company in the Transaction.

The Irrevocable Undertaking will automatically terminate four weeks after the tender offer made by the Company has lapsed pursuant to the terms of the documents governing the Transaction.

The Company expects to finance the purchase of Tekla shares in the Transaction, including the shares tendered by Gerako pursuant to the Irrevocable Undertaking, with internal cash and approximately $400 million in borrowings under the Credit Agreement (as defined below).

The summaries set forth above are not intended to be complete and are qualified in their entirety by references to the full text of the Combination Agreement and the Irrevocable Undertaking attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K (“Current Report”).

Credit Agreement

On May 6, 2011, the Company entered into a Credit Agreement among the Company, its subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

The Credit Agreement provides for unsecured credit facilities in the aggregate principal amount of $1.1 billion comprised of five-year revolving loan facility of $700.0 million ($30.0 million of which will be available for a letter of credit sub-facility and $25.0 million of which will be available for a swingline sub-facility) and a five-year $400.0 million term loan facility. Subject to the terms of the Credit Agreement, the revolving loan facility and the term loan facility may be increased by up to $300.0 million in the aggregate. The term loan facility may be drawn on or before the 180th day following the date of the Credit Agreement. Funds may be borrowed under the Credit Agreement in U.S. Dollars, Euros or in certain other agreed currencies, and any future borrowings under the Credit Agreement are subject to customary preconditions.

Use of Proceeds. The funds available under the Credit Agreement may be used by the Company for general corporate purposes and for financing certain acquisitions, including the financing of the Transaction (as described above) and the payment of transaction fees and expenses related to such acquisitions. On May 6, 2011, the Company made an initial borrowing of $151.0 million under the term loan facility of the Credit Agreement to repay all of the amounts outstanding under the Company’s existing Amended and Restated Credit Agreement dated February 16, 2007.

Prepayments. The Company may borrow, repay and reborrow funds under the revolving loan facility until its maturity on May 6, 2016, at which time the revolving facility will terminate, and all outstanding loans, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum depending on the Company’s leverage ratio as of the most recently ended fiscal quarter. The term loan will be repaid in quarterly installments, with the last quarterly payment to be made at April 1, 2016. On an annualized basis, the amortization of the term loan is as follows: 5%, 5%, 10%, 10%, and 70% for years one through five respectively. The term loan may be prepaid by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium. Amounts repaid or prepaid with respect to the term loan facility may not be reborrowed.

Interest Rate. Borrowings under the Credit Agreement will bear interest, at the Company’s option, at either: (i) a floating per annum base rate based on the administrative agent’s prime rate or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 0.25% and 1.25%, depending on the Company’s leverage ratio as of its most recently ended fiscal quarter, or (ii) a reserve-adjusted fixed per annum rate based on LIBOR, EURIBOR, STIBOR or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 1.25% and 2.25%, depending on the Company’s leverage ratio as of the most recently ended fiscal quarter. Interest will be paid on the last day of each fiscal quarter with respect to borrowings bearing interest based on a floating rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at a fixed rate.

Guaranty. The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries pursuant to the Subsidiary Guarantee Agreement, dated as of May 6, 2011.

Representations; Covenants. The Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries ability to dispose of assets, create liens, incur indebtedness, repurchase stock, pay dividends, make acquisitions and make investments. Further, the Credit Agreement contains financial covenants that require the maintenance of maximum leverage and minimum fixed charge coverage ratios.

Events of Default. The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. Upon the occurrence and during the continuance of an event of default, interest on the obligations will accrue at an increased rate and the lenders may accelerate the Company’s obligations under the Credit Agreement; however that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company or any subsidiary borrower. Additionally, the Company’s subsidiaries that have guaranteed the Credit Agreement could be required to pay the full amount of the Company’s obligations under the Credit Agreement.

Other Information

The Combination Agreement and Irrevocable Undertaking have been included to provide investors and security holders with information regarding their terms. The agreements are not intended to provide any other financial information about the Company or its subsidiaries and affiliates. The representations, warranties and covenants contained in the agreements were made only for purposes of the agreements and as of specific dates; were solely for the benefit of the parties to the agreements; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in public disclosures by the Company.

This Current Report does not constitute, or purport to effect, in or by itself, a sale of securities or a transfer of securities or an offer, a solicitation of an offer or a tender or exchange offer, public or otherwise, in the United States or anywhere else.

Item 1.02.	Termination of a Material Definitive Agreement.

On May 6, 2011, in connection with the Company’s entry into the Credit Agreement discussed in Item 1.01 of this Current Report, the Company terminated that certain Amended and Restated Credit Agreement, dated as of February 16, 2007, by and among the Company, the subsidiary borrowers parties thereto, the lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent, Citibank N.A. and BMO Capital Markets, as co-syndication agents, and Bank of America, N.A. and Wells Fargo Bank N.A., as co-documentation agents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 (Entry into a Material Definitive Agreement – Credit Agreement) of this Current Report is incorporated by reference in this Item 2.03.

Item 8.01	Other Events.

Press Release

A copy of the press release announcing the Transaction and entry into the Combination Agreement and Irrevocable Undertaking is attached hereto as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

This Current Report, including Exhibit 99.1, includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include, among others, expectations for future financial market and economic conditions, the ability to deliver revenue and other financial projections. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this Current Report due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to (i) realizing the anticipated benefits of the acquisition of Tekla, (ii) successfully completing the acquisition of Tekla’s shares and the timing of such acquisition, (iii) Trimble’s ability to successfully integrate Tekla’s products and services and (iv) the risks and uncertainties associated with unexpected expenditures or assumed liabilities that may be incurred as a result of the acquisition and retaining key Tekla personnel and customers. Any failure to achieve predicted results could negatively impact Trimble’s revenues, cash flow from operations, and other financial results. Trimble’s financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect Trimble’s position as of the date of this release. Trimble expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in Trimble’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Combination Agreement, dated as of May 8, 2011, by and between Trimble Navigation Limited and Tekla Corporation.

10.2	Irrevocable Undertaking, dated as of May 8, 2011, by and between Trimble Navigation Limited and Gerako Oy.

99.1	Press Release dated May 9, 2011 announcing the Transaction and entry into the Combination Agreement and Irrevocable Undertaking.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: May 9, 2011	By:	/s/ James A. Kirkland
James A. Kirkland
Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.        Description

10.1	Combination Agreement, dated as of May 8, 2011, by and between Trimble Navigation Limited and Tekla Corporation.

10.2	Irrevocable Undertaking, dated as of May 8, 2011, by and between Trimble Navigation Limited and Gerako Oy.

99.1	Press Release dated May 9, 2011 announcing the Transaction and entry into the Combination Agreement and Irrevocable Undertaking.